INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Investment Advisory and Management Agreement (this “Agreement”), is made and entered into as of this 9th day of November, 2005, by and between MARKETOCRACY FUNDS, a Delaware statutory trust (the “Trust”), and ALESCO GLOBAL ADVISORS LLC, a California limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered with the U.S. Securities and Exchange Commission (the “SEC”) as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services to its clients, including investment companies, and is registered as such with the SEC under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust wishes to retain the Adviser to provide investment advisory and management services to each of the series and classes thereof listed on Exhibit A hereto (each, the “Fund”) in the manner and on the terms hereinafter set forth; and

WHERAS, the Adviser is willing to furnish such services in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing premises and the terms hereinafter set forth, the parties hereto agree as follows:

1. Engagement of the Adviser. The Trust hereby engages and appoints the Adviser to manage the investment and reinvestment of assets of the Fund subject to the direction of the Board of Trustees (the “Board”) and the officers of the Trust, for the period and in the manner and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and assume the obligations herein set forth for the compensation herein provided.

2. Fund Assets and Documents. The Fund shall at all times inform the Adviser as to the securities owned by it, the funds available or to become available for investment by it, and generally as to the condition of its affairs. The Fund shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request to carry out its obligations hereunder.

3. Portfolio Management.

a. Subject to the direction and control of the Board, the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolios consistent with the Fund’s investment objectives, policies, and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund’s Declaration of Trust, amended, the 1940 Act, the applicable rules and regulations of the SEC, and other applicable federal and state laws, as well as the investment objectives, policies, and limitations of the Fund set forth in the Fund’s current Prospectus and Statement of Additional Information.

b. In placing orders for the Fund with brokers and dealers with respect to the execution of the Fund’s securities transactions, the Adviser shall attempt to obtain the best net results. In doing so, the Adviser may consider such factors which it deems relevant to the Fund’s best interest, such as price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other transactions. The Adviser shall have the discretionary authority to use certain broker-dealers even though it may result in the payment by the Fund of an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction; provided, however, that the Adviser has determined that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by the broker-dealer effecting the transaction. In no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person thereof except in accordance with the rules and regulations promulgated by the SEC pursuant to the 1940 Act.

c. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund and shall perform such other functions of management and supervision as may be directed by the Board, provided that in no event shall the Adviser be responsible for any expense occasioned by the performance of such functions. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records that the Adviser maintains for the Fund are the property of the Fund, and the Adviser shall surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

4. Use of Subadvisers. In providing the services and assuming the obligations set forth herein, in connection with any investment portfolios of the Fund, the Adviser may at its expense employ one or more subadvisers and may enter into such service agreements as the Adviser deems appropriate in connection with the performance of its duties and obligations hereunder. Reference herein to the duties and responsibilities of the Adviser shall include any subadviser employed by the Adviser to the extent that the Adviser shall delegate such duties and responsibilities to any such subadviser. Any agreement between the Adviser and a subadviser shall be subject to the approval of the Trust, the Board, and the owners of interests issued by any portfolio affected thereby, as required by the 1940 Act, and any such subadviser shall at all times be subject to the direction of the Board or any officer of the Trust acting pursuant to the authority of the Board. The Adviser shall perform ongoing due diligence oversight of any such subadviser in order to assure continuing quality of performance by said subadviser.

5. Compensation.

a. The Adviser is responsible for (1) compensation of any of the Trust's trustees, officers and employees who are interested persons of the Adviser and (2) compensation of the Adviser's personnel and other expenses incurred in connection with the provisions of portfolio management services under this Agreement. Other than as herein specifically indicated, the Adviser shall not be responsible for Fund expenses. Specifically, the Adviser shall not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal and audit expenses, organization expenses; interest; taxes; governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including without limitation brokerage commissions, markups or markdowns or other charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; expenses of holding or carrying the Fund's securities, including without limitation expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with the Fund's leverage and related borrowings, fees of custodian, transfer agents, registrars or other agents; distribution fees; expenses of preparing share certificates; expenses relating to the redemption or purchase of the Fund's shares; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law and maintaining such registrations and qualification; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to the Fund’s shareholders; cost of stationery; costs of shareholders and other meetings of the Fund; compensation and expenses of the independent trustees of the Trust; and the Fund’s pro rata portion of premiums of any fidelity bond and other insurance covering the Fund and/or the Trust’s officers and trustees.

b. No trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as such trustee, officer or employee while at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser. This Section 5.c shall not apply to trustees, executive committee members, consultants and other persons who are not regular members of the Adviser's or any affiliated company's staff.

c. As compensation for the services performed by the Adviser, the Fund shall pay the Adviser, as promptly as possible after the last day of each month, a fee, accrued each calendar day (including weekends and holidays) based the percentages at the annual rates specified opposite the Fund’s name on Exhibit A hereto of the Fund’s average annual net assets as determined and computed in accordance with the description of the method of determination of net asset value contained in the Fund’s Prospectus and Statement of Additional Information. The Adviser shall reduce such fee or, if necessary, make expense reimbursements to the Fund, to the extent required to limit the total annual operating expenses of the Fund to the percentages at the annual rates specified opposite the Fund’s name on Exhibit A hereto of the Fund’s average annual net assets as determined and computed in accordance with the description of the method of determination of net asset value contained in the Fund’s Prospectus and Statement of Additional Information (excluding in all cases, however, expenses due to holding or carrying a Fund's securities, including without limitation expenses of dividends on stock borrowed to cover a short sale or interest, and fees or other charges incurred in connection with a Fund's leverage and related borrowings, to the extent such expenses cause total annual operating expenses to exceed such limits, which limits shall be referred to hereinafter as the “Fund Expense Limitations”). Each payment of compensation to the Adviser shall be accompanied by a report of the Trust prepared either by the Trust or by a reputable firm of independent accountants showing the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

6. Non-Exclusivity. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who also may be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

7. Independent Contractor. The Adviser shall be an independent contractor and shall have no authority to act for or represent the Fund in its investment commitments unless otherwise provided herein. No agreement, bid, offer, commitment, contract or other engagement entered into by the Adviser, whether on behalf of the Adviser or whether purporting to have been entered unto on behalf of the Fund, shall be binding upon the Fund, and all acts authorized to be done by the Adviser under this Agreement shall be done by it as an independent contractor and not as an agent of the Fund or the Trust.

8. Liabilities of the Adviser. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in the following or declining to follow any advice or recommendation of the Adviser; provided, however, that nothing in this Agreement shall protect the Adviser against any liability to the Fund, its stockholders or the Trust to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

9. Definitions. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order. If the Fund is a class of a series of the Trust having more than one class outstanding, the voting rights of the Fund’s shares shall be determined in accordance with requirements of SEC Rule 18f-3 under the 1940 Act.

10. Effectiveness and Term. This Agreement shall become effective with respect to the Fund on the date specified opposite the Fund’s name on Exhibit A hereto and shall continue in effect for two years thereafter, and then from year to year thereafter only so long as specifically approved annually, (a) by vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and, (b) either by vote of the holders of a majority of the outstanding voting securities of the Fund or by a majority vote of the Board.

11. Termination. This Agreement shall terminate automatically with respect to the Fund in the event of its assignment by the Adviser and shall not be assignable by the Trust without the prior written consent of the Adviser. This Agreement also may be terminated with respect to the Fund at any time, without the payment of penalty, by the Trust or by the Adviser on sixty (60) days' notice.

12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no materials amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

13. Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by U.S. certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Adviser:

Alesco Global Advisors LLC
400 S. El Camino Real, Suite 350
San Mateo, California 94402

If to the Fund or the Trust:

Marketocracy Funds
1200 Park Place, Suite 100
San Mateo, California 94403

or to such other address as the receiving party shall have furnished in writing in accordance with the provisions of this Section 13 at least ten (10) days to prior to change of address is to be effective.

14. Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held or made invalid, illegal or unenforceable by an applicable court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15. Headings. Any section, paragraph or other headings in this Agreement are for convenience of reference only and shall be given no effect in the construction and interpretation of this Agreement or any term or provision hereof.

16. Governing Law. This Agreement and each of its terms and provisions shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of California as applied to agreements between California residents entered into and performed entirely within the State of California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as the day and year first above written.

MARKETOCRACY FUNDS

By:  /s/ Arthur L. Roth____________
Arthur L. Roth
Its: Chairman

ALESCO GLOBAL ADVISORS LLC

By:  /s/ Jay P. Leupp
Jay P. Leupp
Its: Chief Executive Officer

EXHIBIT A
to
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

(as of November 9, 2005)

Fund	Compensation / Fund Expense Limitations (Annual % of Average Annual Net Assets)		Effective Date

AGA Total Return Real Fund - Class A			November 9, 2005

	Compensation	1.25%

	Expense Limitations

	Less than $200 million	1.50%
	$200 million to $500 million	1.45%
	From $500 million to $1 billion	1.40%
	Excess of $1 billion	1.35%

AGA Total Return Real Fund - Class K			November 9, 2005
	Compensation	1.25%

	Expense Limitations

	Less than $200 million	1.95%
	$200 million to $500 million	1.90%
	From $500 million to $1 billion	1.85%
	Excess of $1 billion	1.80%